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                                                                   Exhibit 99.1

[DOMINION LOGO]


FOR IMMEDIATE RELEASE


                           DOMINION PLANS $600 MILLION
                    COAL-FIRED POWER STATION IN WEST VIRGINIA

             ANKER ENERGY TO PROVIDE COAL FOR UPSHUR COUNTY PROJECT


BUCKHANNON, W.Va., June 14, 2001 - Dominion (NYSE: D) and Anker Energy Corporation today jointly announced plans to develop a new coal and coal waste-fired electric power station and mining complex in Upshur County, W.Va.

Under terms of an agreement between the two companies, Dominion would construct, own and operate the 450-megawatt station, which would utilize state-of-the-art "clean coal" technology and would burn more than 65 percent coal waste. Anker Energy would provide all of the facility's fuel from on-site surface mining operations.

The project represents a potential investment of $600 million in Upshur County. It would create more than 500 jobs during construction and 50 to 60 permanent, high-skill jobs at the power station. Between 25 and 30 permanent mining jobs would also be created when the station is operational.

If developed, the facility is expected to begin commercial operations by the fourth quarter of 2005, pending federal, state and local permitting, including air permits from the West Virginia Division of Environmental Protection. The proposed generating station would operate as a merchant power provider, supplying electricity to the western portion of the Pennsylvania-New Jersey-Maryland wholesale power grid.


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Thos. E. Capps, chairman, president and chief executive officer of Dominion, said:

"This project represents an important expansion of our generation footprint in the energy intensive Midwest, Northeast and Mid-Atlantic regions - home to 40 percent of the nation's demand for power.

"Coal is an abundant natural resource. It should continue to be an integral source of energy for our nation. The addition of our 11th coal-fired power station maintains the strong balance of Dominion's fuel mix and provides additional diversity to our portfolio of new generation projects. It will also promote fuel diversity as a desirable goal of U.S. electric energy policy. We will develop the project in an environmentally friendly manner, using clean-coal technology and burning predominantly coal waste.

"We're pleased to have the opportunity to deepen our roots in West Virginia. Dominion is already an active corporate citizen in the state and has been for some time. This project can be designed, sited and developed in a manner that provides strong economic benefit to Upshur County and West Virginia as a whole. We're encouraged by the initial support the project has received from local and state officials.

"This project continues a longstanding and successful relationship with Anker Energy that was started more than a decade ago. It will be gratifying to work again with one of West Virginia's leading mining companies."

In addition to providing coal and waste fuel to Dominion's 66-megawatt generation station in Morgantown, W.Va., Anker Energy also provides coal to Dominion's 1,662-megawatt Mount Storm power station in Grant County.

Dominion is the parent company of Dominion Hope, the Clarksburg-based natural gas distribution company serving 114,000 retail customers in about 28 counties. Dominion owns nearly 1,400 miles of natural gas transmission pipeline in West Virginia and owns and operates one of the region's largest gas storage systems with underground storage pools in Lewis, Harrison and Gilmer Counties. Dominion processes natural gas byproducts, such as propane and butane, from an extraction facility in Wetzel County.

Dominion is also one of the state's most active natural gas developers. It's net production per day totals 70 million cubic feet equivalent from about 278 billion cubic feet of remaining reserves in the state.

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Dominion is also developing a 300-megawatt natural gas-fired power station in
Pleasants County.

The proposed generation station in Upshur County would join Dominion's 10 other coal-fired power stations, with total generating capacity of more than 5,700 megawatts, in Virginia, West Virginia and Illinois. Dominion's Clover station near South Boston, Va., which is jointly owned with Old Dominion Electric Cooperative, was one of the last major coal-fired facilities built in the United States.

The Upshur County facility would operate as a solid waste disposal facility, burning both coal and coal waste. It would use circulating fluidized bed (CFB) boilers, a technology which allows coal to be burned more cleanly and efficiently. Limestone, injected into the combustion process, reacts with sulfur in the coal to substantially lower emissions of sulfur dioxide. Other emission control systems will be installed to substantially reduce nitrogen oxide emissions. Alkaline ash, a byproduct of the limestone-sulfur reaction, will be used in the mining and reclamation process to prevent acid mine drainage. Acid mine drainage results when water mixes with sulfur in the mining process and drains into the surrounding aquifer. CFB boilers can also burn low heat-content coal and waste fuel, which traditional boilers cannot. This will allow all coal and coal waste produced in the mining process to be burned in the proposed generation station. It will also allow coal waste from the site's previous and future mining operations to be burned, eliminating another potential source of acid mine drainage.

Bruce Sparks, president of Anker Energy, said:

"We are delighted to have the opportunity to pursue this project with Dominion and to expand our existing relationship with them. Dominion's expertise and knowledge in the power generation business will ensure a world-class generating station for Upshur County and its residents.

"This project is an important part of our business plan. It will allow us to develop our existing surface mineable coal reserves in Upshur County. These reserves were previously mined in the mid-1980s, but these prior mining operations created acid mine drainage on the property. After several years of research and development, we have developed a mining and reclamation technique that will allow these reserves to be mined without creating acid mine drainage. We are currently using a similar mining technique in Monongalia County, West Virginia, and have recently completed mining and reclaiming a one-acre site in Upshur County as a test site for this project. We are encouraged by the initial water testing results and with the initial support and encouragement we have received from the state and local regulatory officials."

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West Virginia Governor Bob Wise said:

"West Virginia does not have to choose between good jobs and a clean environment
- we can have both. This project is a model for that. Anker Energy and Dominion are going to provide an economic benefit, provide employment and contribute to solving our country's energy shortage. They're going to meet tough new standards for protecting the air. I applaud their initiative and their confidence in West Virginia as a place to do business."

U.S. Senator Robert C. Byrd said:

"A commonsense national energy policy that takes advantage of our advanced technologies while also utilizing our vast coal reserves can be a win-win situation for the environment and the economy. That is why I have directed billions of dollars to assist in the creation of clean-coal technologies. The new Upshur County facility planned by Dominion and Anker will showcase the benefits of these technologies while also providing an economic boost for the region."

U.S. Senator John D. Rockefeller IV said:

"West Virginia has a major role to play in the future of energy in this country, and the Dominion-Anker project will play a significant role in the future of West Virginia. This is a project of vision, courage and commitment, and it's vital to the needs of our nation. The people of Upshur County will be getting a world-class facility, and the world will be getting a look at the enormous potential of clean-coal technologies. Everybody wins."

U.S. Congresswoman Shelley Moore-Capito said:

"The Dominion-Anker facility will use West Virginia's abundant reserves of coal to fuel our state economy and provide more jobs. Embarking on this project and building this new plant will help West Virginia capitalize on its strengths in order to overcome our challenges."

Dominion, headquartered in Richmond, Va., is one of the nation's largest producers of energy, with a production capability of 2.7 trillion British Thermal Units of energy per day. The company has a power generation portfolio of more than 21,000 megawatts, which is expected to grow to more than 28,000 megawatts by 2005. Dominion is one of the largest independent oil and natural gas exploration and production companies in North America, with 2.8 trillion cubic feet of equivalent reserves. Dominion also serves about 4 million retail natural gas and electric customers. For more information about Dominion, visit the company's Web site at www.dom.com.

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Anker Energy and its affiliates produce and sell coal used principally for electric generation and steel production in the Eastern United States.


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CONTACTS:

Dominion
Media:       Bob Fulton                         304-627-3200
Analysts:    Suzette Mata                       804-819-2154

Anker Energy
Media:       Bruce Sparks                       304-594-1616